UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.)

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☐    Soliciting Material under § 240.14a-12

PCB Bancorp

(Name of Registrant as Specified in its Charter)

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LETTER TO OUR SHAREHOLDERS

Dear Valued Shareholders:
On behalf of our Board of Directors and our team members, we are pleased to share our 2025 Annual Report that summarizes how we continue to deliver strong financial performance, improved integration of digital banking with individualized relationship banking, and transformative social programs to the communities in our marketplace. In spite of the challenging business environment that was laden with ongoing tragic conflicts in Ukraine and Middle East, shifts in U.S. tariff policy, and volatility in inflation that has challenged the macro economy and the operations of community banks, PCB Bank generated a record net interest income of $104 million and ended the year with $3.3 billion in total assets.
We are pleased to share our continued progress in delivering strong financial performance, strategic expansion of our branch network and market presence, technology optimization, and empowering our team members to better serve our customers and communities.
•Strong Financial Performance
For the 2025 full year, we earned $37.5 million in net income, or $2.58 per diluted share. Our total assets increased by $217.8 million, or 7.1%, year-over-year to $3,281.8 million, and our deposits increased by $179.6 million, or 6.9%, to $2,795.4 million. Our total loan portfolio increased by $196.8 million, or 7.5%, to $2,832.5 million from a year ago. Even with such impressive growth, as a result of our conservative and prudent underwiring practice, our credit quality continues to remain solid with a non-performing asset to total assets ratio of 0.24% at 2025 yearend.
Our return on average tangible common equity (ROATCE) for the year 2025 was 12.07% and our tangible book value per share increased by 10.1% year-over-year to $22.55. We increased our quarterly common dividend of $0.18 per share to $0.20 per share in the first quarter of 2025. Then, again to $0.22 per share in the first quarter of 2026, all the while maintaining our PCB Bank Tier 1 capital ratio to average assets (Leverage Ratio) at 11.55% at 2025 year-end. During 2025, we have strategically repurchased and retired 358,251 shares of common stock at a total cost of $7.1 million.
•Strategic Expansion and Optimization
We opened our first full-service branch in Suwanee, Georgia after an extensive planning to assemble a team consisting of top talent and locating the most optimal branch location to serve the vibrant local Korean-American community as well as rapidly expanding Korean companies in key industries that includes manufacturing, automotive assembly and supply, electric vehicle battery plants, and logistics. There is a tremendous opportunity to build stronger relationships with those Korean companies and their supply vendors that have already established presence in and are committed to expanding in Georgia and Alabama.
As part of our operational efficiency strategy, we decisively optimized two full service branches, one in Downtown Los Angeles and another in Orange County, by consolidating each into nearby locations to realize further efficiency while minimizing customer disruption. Additionally, in our continued pursuit of improvements in customer service and convenience, we relocated two branches, one in Koreatown, Los Angeles, and another in Irvine, Orange County, to locations with improved accessibility and better visibility. In conjunction with our disciplined and continuous review of operational effectiveness and overhead expenses, we are also actively evaluating opportunities to expand our footprint to establish new relationships, better serve our customers, and enhance the overall value of our franchise.
•Relationship Banking Optimized by Technology
One of the primary strengths of our operations is the combination of personalized services and our strategically well implemented technological capabilities. Our customers benefit from direct access to experienced bankers, including our executives, regional and branch managers, operations team, and relationship managers, whether in person or by phone. Moreover, our digital banking capabilities are constantly evaluated and enhanced to continuously provide convenient, secure, and reliable access to their accounts at any time.
Our commercial banking is committed to delivering a comprehensive relationship model which integrates personalized attention with robust digital solutions that ensures timely, consistent, and accurate service tailored to our small to mid-sized business customers’ evolving needs. We take great pride in our relationships and believe that maintaining close, responsive communication with our customers is fundamental to our success and a key differentiator in an increasingly competitive environment.

Technology will continue to enhance and streamline our team members’ productivity while strengthening risk management and operational resilience. Our AI Committee, comprised of leaders from key departments, meets regularly to evaluate and discuss practical business use cases and advance solutions that are both deployable and align with our current and near term business needs. We have leveraged our existing technology tools and effectively maintained a flat headcount across our back-office functions for several years. However, as we continue to strategically invest in and adopt new technologies, we see a meaningful opportunity to further improve our efficiency ratio, which already ranks among the best in our peer group.
•Empowering and Investments in People and Community
We remain committed to investing in our team members to support both their professional skills and personal development. As founding members of PCB Bank, we have recognized that lasting success is driven by talented professionals working as a cohesive team. We have consistently prioritized this principle to ensure all our team members are equipped with the necessary skills, mindset, and collaborative spirit to adapt and deliver practical solutions to the evolving needs of our customers. While we have successfully upheld this commitment, our focus remains firmly anchored in fostering a culture that goes beyond mere transactions and to ensure we consistently act in the best interest of our customers.
We will continue to support and strengthen the communities we serve through programs such as small‑business outreach, affordable housing partnerships, youth financial literacy program, employee volunteering, and community reinvestment initiatives.
The goals we have set for the years ahead reflect the confidence and trust we have in all of our PCB team members. Our shared desire to grow, innovate, prosper, and lead with purpose is what defines us and distinguishes us from our competitors. Time and time again, we demonstrated what a unified, collaborative culture can achieve, and we are thankful to all our team members for cultivating and maintaining that spirit which will successfully carry us into the future.
On behalf of our Board of Directors and the entire PCB team members, thank you for your continued trust and partnership in PCB.

Sincerely,

/s/ Henry Kim	/s/ Sang Young Lee
Henry Kim President and Chief Executive Officer	Sang Young Lee Chairman of the Board

PCB BANCORP
3701 Wilshire Boulevard, Suite 900
Los Angeles, CA 90010
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF PCB BANCORP:
NOTICE IS HEREBY GIVEN that, pursuant to its bylaws and the call of its Board of Directors, the Annual Meeting of Shareholders (the “Annual Meeting”) of PCB Bancorp (the “Company”) will be held as follows:

Date:	Wednesday, May 27, 2026
Time:	11:00 a.m., Pacific Time
Place:	PCB Bancorp Headquarters 3701 Wilshire Boulevard, Suite 900 Los Angeles, California
At the Annual Meeting, shareholders will be asked:
1.Election of Directors. To elect the eight persons to the Board of Directors of the Company to serve until the next Annual Meeting and until their successors have been elected and have qualified. The Board of Directors has nominated the following persons for election:

Kijun Ahn	Daniel Cho	Haeyoung Cho	Janice Chung
Sang Young Lee	Hong Kyun “Daniel” Park	Don Rhee	Henry Kim
2.Advisory Vote on Executive Compensation. To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.
3.Independent Registered Public Accounting Firm. To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.
4.Other Business. Any other matters that may properly be brought before the meeting.
Only those shareholders of record at the close of business on March 31, 2026 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.
Important Notice Regarding the Availability of Proxy Materials: On or about April 9, 2026, we mailed to our shareholders a Notice Regarding the Availability of Proxy Materials, or the Notice, containing instructions for how to access our proxy statement for the Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. As described in the Notice, the proxy statement and the 2025 Annual Report can be accessed online by visiting the website identified in the Notice and following the instructions. The Notice also provides instructions on how to vote your shares electronically as well as how to request a paper copy of the proxy statement and 2025 Annual Report and vote your shares by mail using the proxy card.
It is very important that every shareholder vote. We urge you to vote your shares electronically, or if you have received a paper proxy card, to sign and return it in the provided postage paid envelope as promptly as possible, whether or not you plan to attend the meeting in person. If you attend the Annual Meeting and you wish to change your vote, you may withdraw your proxy and vote in person at that time. You may revoke your proxy at any time prior to its exercise.
Please indicate on the proxy card whether or not you expect to attend the meeting so we can provide adequate accommodations.
We appreciate your continuing support and look forward to seeing you at the Annual Meeting.
By Order of the Board of Directors,

/s/ Andrew Chung
Andrew Chung Senior Executive Vice President, Chief Risk Officer and Corporate Secretary
Los Angeles, California
April 9, 2026
Please vote promptly.

2026 Proxy Statement	1

2026 Proxy Statement	2

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 27, 2026

PROXY STATEMENT SUMMARY
This proxy statement relates to the solicitation of proxies for the Annual Meeting of Shareholders of PCB Bancorp (the “Company” or “we”) to be held at the Company’s headquarters at 3701 Wilshire Boulevard, Suite 900, Los Angeles, California on May 27, 2026, at 11:00 a.m. Pacific Time and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, if you are a shareholder of record on March 31, 2026 (the “Record Date”), you may:
•Vote on the election of eight directors.
•Vote to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.
•Vote on the ratification of the selection of the Company’s independent public accounting firm.
•Vote on any other matters that may properly come before the Annual Meeting.
We first made this proxy statement, the Notice of Annual Meeting of Shareholders and our proxy card available over the Internet on or about April 9, 2026 to all shareholders entitled to vote. If you owned common stock of the Company at the close of business on the Record Date, you are entitled to vote at the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with the Securities and Exchange Commission (the “SEC”) rules and regulations, we have elected to furnish our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, primarily via the Internet. Accordingly, on or about April 9, 2026, we mailed to our shareholders a “Notice Regarding the Availability of Proxy Materials,” or the Notice, that contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals to be voted upon at the Annual Meeting, and how to request paper copies of this proxy statement and the 2025 Annual Report. Shareholders may request to receive all future proxy materials from us in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual shareholder meetings and to reduce our costs.

2026 Proxy Statement	3

GENERAL INFORMATION ABOUT THE 2026 ANNUAL MEETING
Voting Securities and Required Quorum
There were 14,231,423 shares of the Company’s common stock issued and outstanding on March 31, 2026, which has been set as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Annual Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting for the transaction of business. Abstentions and broker non-votes (defined below) are included in the determination of the number of shares present for determining a quorum but are not counted as voting on any matters brought before the Annual Meeting.
Each shareholder is entitled to one vote on each proposal per share of common stock held as of the Record Date. Shareholders do not have cumulative voting rights in connection with the election of directors.
Votes Required For Approval of the Proposals
In the election of directors, the eight nominees receiving the greatest number of votes will be elected as directors to serve until the 2027 Annual Meeting of Shareholders, even if those nominees do not receive a majority of the votes cast. Shares represented by proxies that are marked with instructions to “withhold authority” for the election of one or more director nominees or that are not voted (whether by abstention, broker non-vote, if any, or otherwise) will not be counted in determining the number of votes cast for those persons and will not affect the outcome of the election.
For the proposals to approve the compensation of our executive officers and the ratification of the appointment of our independent registered public accounting firm, the approval requires the affirmative vote of a majority of votes cast at the Annual Meeting, provided that such majority also represents a majority of the shares needed for quorum. Abstentions and broker non-votes will therefore have no effect on this vote, unless there are a number of abstentions or broker non-votes such that the votes in favor represent less than a majority of the shares needed for a quorum, in which case they would have the effect of a vote against such proposal.
Voting Shares Held by Brokers, Banks and Other Nominees
The Company asks brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of common stock. Proxies that are returned to us by brokers, banks or other nominee holders on your behalf will count toward a quorum and will be voted in accordance with the voting instructions you have sent to your broker, bank or other nominee holder. If, however, you want to vote your shares in person at the Annual Meeting, you will need to obtain a legal proxy or broker’s proxy card from your broker, bank or other nominee holder and bring it with you to the Annual Meeting. If you fail to provide voting instructions to, or you attend the Annual Meeting and do not obtain a legal proxy or broker’s proxy from your broker, bank or other nominee, your shares will not be voted, except as provided below with respect to certain “routine” matters.
Under rules applicable to securities brokerage firms, a broker who holds shares in “street name” for a customer may generally vote your shares in its discretion on “routine” proposals, such as the ratification of the selection of the Company’s independent public accounting firm, but does not have the authority to vote those shares on any “non-routine” proposal, such as the election of directors or the compensation of the Company’s named executive officers, except in accordance with your voting instructions. Under New York Stock Exchange (“NYSE”) rules, if your shares are held by a member organization, as that term is defined under NYSE rules, responsibility for making a final determination as to whether a specific proposal constitutes a routine or non-routine matter rests with that organization, or third parties acting on its behalf. If your broker does not receive voting instructions from you, but chooses to vote your shares on a routine matter, then your shares will be deemed to be present by proxy and will count toward a quorum at the Annual Meeting, but will not be counted as having been voted on, and as a result will be deemed to constitute “broker non-votes” with respect to, non-routine proposals.

2026 Proxy Statement	4

GENERAL INFORMATION ABOUT THE 2026 ANNUAL MEETING

Revocability of Proxies
Any shareholder who is the record owner of shares who executes and delivers a proxy has the right to revoke it at any time before it is exercised by filing with the Corporate Secretary of the Company an instrument revoking it or by filing a duly executed proxy bearing a later date. In addition, the powers of the proxy holder will be revoked if the person executing the proxy is present at the Annual Meeting, revokes such proxy, and elects to vote in person. Subject to such revocation, all shares represented by a properly executed proxy received in time for the Annual Meeting will be voted by the proxy holders in accordance with the instructions on the proxy.
However, if your shares are held by a broker, bank or other nominee holder, you will need to contact your broker, bank or the nominee holder if you wish to change or revoke any voting instructions that you previously gave to your broker, bank or other nominee holder.
Recommendations of the Board of Directors
The Board of Directors recommends that you vote FOR the election of each director nominee named in this proxy statement; FOR approval, on a non-binding advisory basis, the compensation of the Company’s named executive officers; and FOR ratification of the selection of the Company’s independent public accounting firm.
Voting of Shares Represented by Proxy
If you grant us your proxy to vote your shares (whether by telephone or over the internet or by completing, signing and returning your proxy card by mail), and you do not revoke that proxy prior to the Annual Meeting, your shares will be voted as directed by you. If you grant us your proxy without providing any specific direction as to how your shares should be voted, your shares will be in accordance with the recommendations of the Board of Directors.
If any other matter should be properly presented at the Annual Meeting upon which a vote may be taken, the shares represented by your proxy will be voted in accordance with the judgment of the holders of the proxy. Such persons also have discretionary authority to vote to adjourn the Annual Meeting, including for soliciting additional proxies to vote in accordance with the recommendations of the Board of Directors on any of the above items.
Persons Making the Solicitation
This solicitation of proxies is being made by the Board of Directors of the Company. The expense of preparing, assembling, printing, and mailing the Notice and/or this proxy statement and the material used in the solicitation of proxies for the meeting will be borne by the Company. It is contemplated that proxies will be solicited principally through mail, but officers, directors, and employees of the Company may solicit proxies personally or by telephone, without receiving special compensation therefor. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses, and other custodians, nominees, and fiduciaries for their reasonable expense in forwarding these proxy materials to their principals.

2026 Proxy Statement	5

PROPOSAL 1: ELECTION OF DIRECTORS OF THE COMPANY
Summary
In accordance with the Company’s bylaws, the number of directors may be no less than seven and no more than thirteen, with the specific number within the range set by resolution of the Board of Directors (the “Board”) or the shareholders. Currently, the Board has eight directors and eight directors will be elected at the Annual Meeting. Each director will hold office until the next Annual Meeting of Shareholders and until his or her successor is elected and qualified.
The eight nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Withheld votes, abstentions, and broker non-votes (if any) against nominees have no effect on the election of directors. If any of the nominees should unexpectedly decline or be unable to act as a director, proxies may be voted for a substitute nominee to be designated by the Board or the Board may reduce the number of directors to be elected at the Annual Meeting. The Board has no reason to believe that any nominee will become unavailable and has no present intention to nominate persons in addition to or in lieu of those named below.
Director Nomination Process
The Board formed a Nominating and Governance Committee to, among other things, assist the Board in identifying appropriate candidates for Board membership. As specified in its charter, the Nominating and Governance Committee is appointed by the Board to help the Board identify qualified individuals to become members of the Board, consistent with criteria approved by the Board, and to recommend to the Board the director nominees for the annual meetings of shareholders. All nominees for director identified in this proxy statement were approved and recommended by the Nominating and Governance Committee. The Nominating and Governance Committee will utilize the same standards for evaluating director candidates recommended by shareholders as it does for candidates proposed by the Board or members thereof.
The Nominating and Governance Committee considers many factors in nominating individuals to serve on the Board, including the following:
•satisfactory results of any background investigation;
•business and professional experience and expertise;
•financial resources;
•ability to devote the time and effort necessary to fulfill the responsibilities of a director;
•involvement in community activities in the market areas served by the Company and its affiliates that may enhance the reputation of the Company and its affiliates;
•a candidate’s contribution to an appropriate balance on the Board of professional knowledge, business expertise, varied industry knowledge, and financial expertise;
•basic knowledge of the banking industry, financial regulatory system, and laws and regulation that govern the Company and its subsidiaries; and
•“independence” and “financial literacy,” as defined under applicable rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002, and Nasdaq Listing Rules.
Shareholders who wish to make suggestions or recommendations about director nominations should forward their written suggestions to the Chairman of the Board addressed to PCB Bancorp, Attn: Corporate Secretary, 3701 Wilshire Boulevard, Suite 900, Los Angeles, California 90010. Submission of a recommendation in this fashion does not constitute a formal nomination under the Company’s bylaws. See “Other Matters -- Shareholder Nominations and Proposals” below. While the Board carefully considers diversity of professional disciplines and backgrounds when evaluating director candidates, it has not adopted a formal diversity policy. At present, the Board does not engage a third party to identify and evaluate potential director candidates.

2026 Proxy Statement	6

PROPOSAL 1: ELECTION OF DIRECTORS OF THE COMPANY

Director Nominee Qualifications and Experience
The Board currently consists of eight members, each of whom is a nominee for election at the Annual Meeting. Each of the directors will be elected to serve a one-year term, until their successors are duly elected and qualified. Our directors are not required to be a shareholder of the Company in order to qualify to serve as a director. All current directors of the Company, except Don Rhee, also serve as directors of the Company’s subsidiary, PCB Bank (the “Bank”). As discussed in greater detail below, the Board has affirmatively determined that, during the last fiscal year, seven of our eight directors qualified as independent directors based upon the rules of Nasdaq and the SEC. There are no arrangements or understandings between any of the directors and any other person pursuant to which he or she was selected as a director.
None of the Company’s directors is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, whose common stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.
The business experience of each of the current directors, who are nominees for election at the Annual Meeting is set forth below. No current director has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers. None of our directors has been involved in any bankruptcy or criminal proceedings, nor have there been any judgments or injunctions brought against any of our directors during the last ten years that we consider material to the evaluation of the ability and integrity of any director.

Kijun Ahn, Ph.D.

Dr. Ahn is one of the founding members of the Boards of the Company and the Bank. Dr. Ahn was a project manager at Moffatt and Nichol, a global infrastructure advisory firm that specializes in structural, coastal, and civil engineering; environmental sciences; economics analysis; inspection and rehabilitation; and program management solutions. Throughout his 30 plus years of experience in the construction and development field, Dr. Ahn managed many major projects, including public infrastructure projects in the states of California and Hawaii. Dr. Ahn has extensive knowledge and experience in the fields of civil engineering and construction and provides the Board with valuable insights with regard to the Bank’s customers and issues involving these industries. Dr. Ahn earned his Bachelor of Science degree from Seoul National University in Seoul, Korea and Doctorate degree in Civil Engineering from Washington University in St. Louis, Missouri.

Director since: 2007, except for the year of 2014
Age: 70
Committee Membership: Compensation (Chair) Nominating and Governance

Daniel Cho
Mr. Cho has served on the Board of the Bank since April 2017 and on the Board of the Company since May 2020. Mr. Cho founded Banker’s Toolbox in 2000, which served over 750 banks and credit unions in the U.S as a leader in BSA/AML software. Mr. Cho sold Banker’s Toolbox in 2015. Prior to Banker’s Toolbox, Mr. Cho was a banker for 12 years working as an SBA loan manager and an IT manager. Mr. Cho has served as the Chief Executive Officer of Maya Tech since August 2016. Mr. Cho brings the Board valuable experience regarding BSA/AML compliance, banking and technology matters. Mr. Cho is a highly accomplished entrepreneur and a subject matter expert in Bank Secrecy Act and Anti-Money Laundering (“BSA/AML”) compliance and Fintech. Mr. Cho holds a Bachelor of Arts degree in Economics from University of California at Berkeley.

Director since: 2020
Age: 61
Committee Membership: Audit

2026 Proxy Statement	7

PROPOSAL 1: ELECTION OF DIRECTORS OF THE COMPANY

Haeyoung Cho
Ms. Cho was the President and Chief Executive Officer of the Company and the Bank from October 2011 until her retirement in December 2017. Ms. Cho began her banking career in 1983 and brings over 36 years of Korean-American community banking experience. As a career banking executive and the Company’s former President and Chief Executive Officer, Ms. Cho brings the Board deep banking expertise and insights regarding the Bank’s operations. Ms. Cho is one of the founding executives of the Bank and played an instrumental role in successfully navigating the institution through the financial crisis and growing the Bank into an institution with over a billion dollars in assets. Ms. Cho earned her Bachelor of Arts degree in business administration from Duksung University in Seoul, Korea and a Master of Business Administration degree from University of Phoenix. Ms. Cho also attended the Graduate School of Banking at Colorado in Denver, Colorado.
Director since: 2011
Age: 71

Janice Chung
Ms. Chung has served on the Boards of the Company and the Bank since November 2021. Ms. Chung is the Chief Executive Officer of CnK Properties, LLC and The Sanji Holdings, LLC, companies that invest, manage and develop real estate properties in Los Angeles area. Ms. Chung also founded and served as the Chief Executive Officer of BIC Technologies Group and AdRM Technologies Co., firms that specialized in providing technology and engineering services to companies processing rare metals, including titanium dioxide and base materials for solar cells and semi-conductors, primarily to global companies in South Korea and China, from 2005 to 2024. From 1999 to 2002, Ms. Chung was the Chief Executive Officer of cyberPulse Network Group in South Korea, that provided innovation-focused management consulting services to South Korean public and private sectors including startup venture incubation, raising capital for the startups, strategic business planning, technology transfer, technology commercialization in the global market and structuring new business investments. Ms. Chung, as a Certified Public Accountant, was a partner at Coopers & Lybrand LLP, now known as PricewaterhouseCoopers, at its International Tax Division in New York. Ms. Chung brings to the Board valuable management, executive and accounting experience. Ms. Chung earned her Bachelor of Science degree in business administration from the University of Southern California.
Director since: 2021
Age: 69
Committee Membership: Audit Compensation

Sang Young Lee
Mr. Lee is one of the founding members of the Boards of the Company and the Bank, and the current Chairman of the Boards of the Company and the Bank. Mr. Lee has served as the President and Chief Executive Officer of Lee’s Gold & Diamond Import, Inc. since 1988. Founded in 1988, Lee’s Gold & Diamond Import, Inc. specializes in wholesale distribution of various jewelry products in the greater Los Angeles area. Mr. Lee also previously served as the Chairman of the Boards of the Company and the Bank from 2009 to 2012. Mr. Lee provides the Board with extensive insight into the trade industry and also possesses the business acumen and knowledge of the economic environment in that industry, which is a tremendous asset to the Board. Mr. Lee earned his Bachelor of Arts degree in law from Han Yang University and a Master of Business Administration degree in International Trade from Korea University in Seoul, Korea.
Chairman
Director since: 2007
Age: 75
Committee Membership: Audit Compensation Nominating and Governance (Chair)

2026 Proxy Statement	8

PROPOSAL 1: ELECTION OF DIRECTORS OF THE COMPANY

Hong Kyun “Daniel” Park

Mr. Park has served on the Boards of the Company and the Bank since 2015. He is a Certified Public Accountant and a partner of James Y. Lee & Co., an Orange County-based accounting firm, where he has served both international and domestic middle market companies. Prior to that, Mr. Park was a partner of KNP, LLP, an accounting firm, from 2017 to 2024. Mr. Park brings about 40 years of business and accounting experience to the Board, having previously served with such prestigious accounting firms as Ernst & Young, Arthur Andersen, PwC, Deloitte & Touche, and also served as the Chief Financial Officer of several private companies. Mr. Park’s in-depth knowledge of accounting principles and auditing standards generally accepted in the U.S., as well as his valuable perspective on various industries, is a tremendous asset to the Board. Mr. Park is currently a member of AICPA and the California CPA Society. He had also served over 15 years on the Board of Governors at City Club Los Angeles. Mr. Park earned his Bachelor of Arts degree in Economics and Business from University of California at Los Angeles.

Audit Committee Financial Expert
Director since: 2015
Age: 67
Committee Membership: Audit (Chair)

Don Rhee
Mr. Rhee has served on the Board of the Company since 2015. In 1988, Mr. Rhee founded Active USA, Inc., a Los Angeles-based apparel manufacturer, where he currently serves as the President and Chief Executive Officer. Mr. Rhee is a prominent leader in the Korean-American apparel business owners’ community, becoming the President of San Pedro Fashion Mart Association in 2013 and Chief Executive Officer of The World Korean Business Convention in 2015. From 1999 to 2011, Mr. Rhee was a director at Saehan Bancorp, which merged into a bank that eventually became a part of Bank of Hope. In February 2023, Mr. Rhee was awarded the Dongbaek (Camellia) Medal of the Order of Civil Merit, one of the highest civilian awards, from the Korean government for his many philanthropic activities and significant meritorious contributions to the field of education. Mr. Rhee earned his Bachelor of Science degree in Architecture and an honorary Doctorate in business administration from Yeungnam University in Korea.
Director since: 2015
Age: 70
Committee Membership: Compensation Nominating and Governance

Henry Kim
Mr. Kim brings to the organization a distinguished track record of leadership, vision, and execution. Since the Bank’s inception in September 2003, Mr. Kim has held several key executive positions, including Chief Credit Officer, Chief Operating Officer, and Corporate Secretary. In January 2018, Mr. Kim was appointed President and Chief Executive Officer of PCB Bancorp and PCB Bank, and has served as a director of the Board of Directors for both entities. During his tenure as Chief Operating Officer, Mr. Kim oversaw the Bank’s expansion by establishing a robust branch presence throughout Southern California and expanding into the New York City metropolitan market. As President and Chief Executive Officer, Mr. Kim led the Company through a transformative period, successfully taking it public in August 2018 and expanding its footprint into Dallas, Texas and Atlanta, Georgia. Mr. Kim’s extensive banking experience, coupled with his strategic acumen, offers the Board valuable insights into the Company’s operations and long-term vision. He holds a Bachelor of Science degree in Applied Mathematics from the University of California, Santa Barbara, and is a graduate of the Pacific Coast Banking School.

President & Chief Executive Officer
Director since: 2018
Age: 59

2026 Proxy Statement	9

PROPOSAL 1: ELECTION OF DIRECTORS OF THE COMPANY

Compensation of Directors
The following table sets forth information regarding 2025 compensation for each of our non-employee directors.

Name	Fees Earned and Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
Kijun Ahn	$102,000	$—	$—	$102,000
Daniel Cho	$107,000	$—	$—	$107,000
Haeyoung Cho (3)	$102,000	$—	$60,000	$162,000
Janice Chung	$102,000	$—	$—	$102,000
Sang Young Lee, Chairman	$114,000	$—	$—	$114,000
Hong Kyun ”Daniel” Park	$102,000	$—	$—	$102,000
Don Rhee	$84,000	$—	$—	$84,000

(1)Amounts shown include payment of Board membership retainer fees for the Company and the Bank Board meetings.
(2)None of the listed non-employee directors held stock awards at December 31, 2025. The following table provides a summary of stock options held by non-employee directors at December 31, 2025.

			Number of Securities Underlying Unexercised Options (i)
Name	Grant Date	Expiration Date	Exercisable	Unexercisable	Total	Exercise Price	Intrinsic Value
Kijun Ahn	10/25/2023	10/25/2033	19,800	10,200	30,000	$15.04	$198,300
Daniel Cho	10/25/2023	10/25/2033	13,860	7,140	21,000	$15.04	$138,810
Haeyoung Cho	10/25/2023	10/25/2033	10,613	5,467	16,080	$15.04	$106,289
Janice Chung	10/25/2023	10/25/2033	13,860	7,140	21,000	$15.04	$138,810
Sang Young Lee	10/25/2023	10/25/2033	9,900	10,200	20,100	$15.04	$132,861
Hong Kyun ”Daniel” Park	10/25/2023	10/25/2033	13,860	7,140	21,000	$15.04	$138,810
Don Rhee	10/25/2023	10/25/2033	9,900	10,200	20,100	$15.04	$132,861

(i)All unexercisable options granted on October 25, 2023 vest in three equal annual installment on each anniversary.
(3)All other compensation for Ms. Haeyoung Cho was consulting fees.
Non-employee director fees for 2025 reflect fees for service on both the Boards of the Company and the Bank. Non-employee directors of the Bank were paid a monthly retainer of $8,500, while the Chairman of the Board of the Bank was paid a monthly retainer of $9,500. The member of the Board of the Company who did not also serve on the Board of the Bank (Director Don Rhee) was paid a monthly retainer of $7,000.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTORS NOMINATED FOR ELECTION IN PROPOSAL 1

2026 Proxy Statement	10

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Corporate Governance Guidelines
We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. The Board has adopted Corporate Governance Guidelines, which set forth the framework within which the Board, assisted by the committees of the Board, oversees the affairs of our organization. The Corporate Governance Guidelines address, among other things, the composition and functions of the Board, director independence, compensation of directors, management succession and review, committees of the Board and selection of new directors. Our Corporate Governance Guidelines are available on our website at www.mypcbbank.com, by clicking “About Us,” then “Investor Relations,” then “Corporate Governance” and then “Governance Documents.”
Director Qualifications
We believe that our directors should have the highest professional and personal ethics and values. They should have broad experience at the policy-making level in business, government or banking. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on boards of other companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all the Company director duties. Each director must represent the interests of all shareholders. When considering potential director candidates, the Board also considers the candidate’s character, judgment, diversity of professional disciplines and backgrounds, skill sets, specific business background and global or international experience in the context of our needs and those of the Board.
Director Independence
Our common stock is listed on the Nasdaq Global Select Market and, as a result, we are required to comply with the rules of Nasdaq with respect to the independence of directors who serve on the Board and its committees. Under the rules of Nasdaq, independent directors must comprise a majority of the Board. The rules of Nasdaq, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors.
The Board has evaluated the independence of its members based upon the rules of Nasdaq and the SEC. Applying these standards, the Board has affirmatively determined that seven of our eight current directors and nominees qualify as independent directors: Kijun Ahn, Daniel Cho, Haeyoung Cho, Janice Chung, Sang Young Lee, Hong Kyun “Daniel” Park, and Don Rhee. Henry Kim does not qualify as an independent director because he is an executive officer of the Company and the Bank. The Board has deemed it appropriate to have two separate individuals serve as Chairman of the Board and Chief Executive Officer, and that the Chairman satisfy the requirements for an independent director under the Nasdaq rules.

2026 Proxy Statement	11

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Code of Ethics and Business Conduct
The Board has adopted a Code of Ethics and Business Conduct, which became effective September 22, 2016, and undergoes periodic review and revision. This code, which applies to all of our directors and employees, serves as our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and our “code of conduct” for purposes of Nasdaq’s listing standards. The code provides fundamental ethical principles to which these individuals are expected to adhere to and operates as a tool to help our directors, officers and employees understand the high ethical standards required for employment by, or association with, the Company. In addition, the code specifically prohibits all forms of unlawful securities trading and hedging transactions, such as puts, calls, short sales, and other similar transactions involving securities issued by the Company. Our Code of Ethics and Business Conduct is available on our website at www.mypcbbank.com, by clicking “About Us,” then “Investor Relations,” then “Corporate Governance” and then “Governance Documents.” To the extent required by applicable SEC rules, Nasdaq’s listing standards or our Code of Ethics and Business Conduct, we will disclose any waivers of the requirements of the code that may be granted to our executive officers, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, on our website.
Policy Prohibiting Insider Trading and Related Procedures
The Board has adopted an insider trading policy governing purchase, sale, and other dispositions of our shares by directors, officers, and employees. A copy of the insider trading policy is filed as an exhibit to our 2024 Annual Report on Form 10-K. While the insider trading policy does not address trading by the Company, the Code of Ethics and Business Conduct discussed above affirms the Board’s policy that all business should be conducted in accordance with the highest ethical standards in order to comply with all applicable laws.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee (i) is or has ever been an employee of ours, (ii) was, during the last completed fiscal year, a participant in any related party transaction requiring disclosure under “Certain Relationships and Related Party Transactions,” except with respect to loans made to such committee members in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties or (iii) had, during the last completed fiscal year, any other interlocking relationship requiring disclosure under Item 404 of Regulations S-K concerning related party transactions. In 2025, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on our Board or its Compensation Committee.
Risk Management and Oversight
The Board oversees our risk management process, which is a company-wide approach to risk management that is carried out by our management. The Board determines the appropriate risk for us generally, assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks. While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk within their particular area of concern. In particular, our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our Audit Committee is responsible for overseeing the management of risks associated with, among other things, related party transactions, internal controls and financial reporting. Our Nominating and Governance Committee oversees risks related to the nominees for election as directors as well as candidates for senior management positions, the functioning of our standing committees, and the compliance with our corporate governance guidelines. The Board monitors capital adequacy in relation to risk. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.

2026 Proxy Statement	12

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Board Meetings and Committees
Meetings and Attendance
Directors are expected to attend all Board meetings, all meetings of committees on which they serve, and the annual shareholders’ meeting. There were four regular meetings and four special meetings of the Board of the Company during the fiscal year ended December 31, 2025. Each director standing for re-election to the Board attended at least 75% of the aggregate number of meetings of the Board and meetings held by all committees of the Board on which he or she served. All current directors attended our 2025 annual shareholders meeting.
Board Committees
The Board currently has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Each committee is comprised solely of directors that meet the definition of “independent director” under the Nasdaq rules, and each member of the Audit Committee is independent under the SEC and Nasdaq independence rules that apply to audit committee members. Each of the committees of the Board meets at such times as determined to be necessary.
The Board also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our articles and bylaws. We are not considered a “controlled company” within the meaning of the corporate governance standards of Nasdaq.
Audit Committee
The Audit Committee currently consists of Hong Kyun “Daniel” Park (Chairperson), Daniel Cho, Janice Chung, and Sang Young Lee. The Board has affirmatively determined that each member of the Audit Committee also satisfies the additional independence standards under the Nasdaq rules and applicable SEC rules for audit committee service and has the ability to read and understand fundamental financial statements. In addition, the Board has determined that Hong Kyun “Daniel” Park qualifies as an “audit committee financial expert,” as that term is defined under the applicable SEC rules. The Audit Committee held 13 meetings during the fiscal year ended December 31, 2025.
The Audit Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. As described in its charter, the Audit Committee has responsibility for, among other things:
•selecting and reviewing the performance of our independent auditors and approving, in advance, all engagements and fee arrangements;
•reviewing the independence of our independent auditors;
•reviewing actions by management on recommendations of the independent auditors and internal auditors; meeting with management, the internal auditors and the independent auditors to review their effectiveness;
•reviewing our system of internal control and internal audit procedures and results;
•reviewing earnings releases, financial statements and reports to be filed with the SEC or otherwise;
•reviewing and approving transactions involving potential conflicts of interest under our Code of Ethics and Business Conduct; and
•preparing an audit committee report and handling other such matters that are specifically delegated to the Audit Committee by the Board from time to time.

2026 Proxy Statement	13

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Nominating and Governance Committee
The Nominating and Governance Committee currently consists of Sang Young Lee (Chairperson), Kijun Ahn and Don Rhee. Each of the members of the Nominating and Governance Committee is “independent” as defined by Nasdaq rules. The Nominating and Governance Committee held one meeting during the fiscal year ended December 31, 2025.
The Nominating and Governance Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The Nominating and Governance Committee has responsibility for, among other things:
•recommending persons to be selected by the Board as nominees for election as directors or to fill any vacancies on the Board;
•assisting the Board with identifying, reviewing, and recommending individuals qualified to fill senior management positions at both the Company and the Bank levels;
•monitoring the functioning of our standing committees and recommending any changes, including the creation or elimination of any committee;
•conducting annual performance evaluations of the Board, including through requests and comments from all directors of the Board;
•developing, reviewing and monitoring compliance with our corporate governance guidelines, requirements of applicable laws, regulations, the Nasdaq rules, the Sarbanes-Oxley Act, and other federal banking laws;
•reviewing annually the composition of the Board and committees as a whole and making recommendations on the qualifications, independence, structure, and reporting of the same;
•reviewing the Company’s shareholder proposals properly submitted, including any proposed amendments to our articles of incorporation or bylaws; and
•handling such other matters that are specifically delegated to the Nominating and Governance Committee by the Board from time to time.
Compensation Committee
The Compensation Committee currently consists of Kijun Ahn (Chairperson), Janice Chung, Sang Young Lee and Don Rhee. The Compensation Committee held two meetings during the fiscal year ended December 31, 2025. Each of the members serving on the Compensation Committee has been determined by the Board to be “independent” as such term is defined by Nasdaq rules.
The Compensation Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The Compensation Committee may delegate its authority to its Chairperson, a subcommittee or others to the extent permitted by law and has granted the Chief Executive Officer the authority to approve, within specified limits, equity grants to new hires other than those who will be executive officers for purposes of Section 16 of the Securities Exchange Act. As described in its charter, the Compensation Committee has responsibility for, among other things:
•reviewing, monitoring and approving our overall compensation structure, policies and programs (including benefit plans) and assessing whether the compensation structure establishes appropriate incentives for our executive officers and other employees and meets our corporate objectives;
•determining the annual compensation of our Chief Executive Officer;
•establishing subjective and objective criteria to serve as the basis for other executive officers’ compensation and reviewing the compensation decisions made by our Chief Executive Officer with respect to our other named executive officers;
•reviewing the talent development and executive succession planning process with our Chief Executive Officer;
•overseeing the administration of our equity plans and other incentive compensation plans and programs and preparing recommendations and periodic reports to the Board relating to these matters;
•preparing the Compensation Committee report required by the SEC rules to be included in our annual report; and
•handling such other matters that are specifically delegated to the Compensation Committee by the Board from time to time.

2026 Proxy Statement	14

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Board Committee Charters
The Compensation, Audit, and Nominating and Governance Committee charters are available on the Company’s website at www.mypcbbank.com, by clicking “About Us,” then “Investor Relations,” then “Corporate Governance” and then “Governance Documents.”
Board Leadership Structure
It is the role of the Nominating and Governance Committee to annually review, and when appropriate make recommendations to the Board concerning board composition, structure, and functions. The Board has deemed it appropriate to have two separate individuals serve as Chairman of the Board and Chief Executive Officer. According to the Company’s bylaws, the Chairman of the Board shall preside at meetings of the Board and shareholders and exercise and perform such other powers and duties as may be from time to time assigned to him or her by the Board. The bylaws further provide that the President of the Company will be the Chief Executive Officer and shall, subject to the control of the Board, have general supervision, direction, and control of the business and the officers of the Company. As the oversight responsibilities of the Board grows, the Board believes it is beneficial to have an independent Chairman with the sole job of leading the Board, while allowing the Chief Executive Officer to focus his efforts on the day-to-day management of the Company and the Bank. The Board does believe that it is important to have the Chief Executive Officer as a director. The Company aims to foster an appropriate level of separation between these two distinct levels of leadership of the Company. In addition to the Chairman, leadership is also provided through the respective chairs of the Board’s various committees.

2026 Proxy Statement	15

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership as of March 31, 2026, of (1) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s common stock; (2) each of the executive officers (as defined below); (3) each of the Company’s directors; and (4) all directors and executive officers(1) of the Company as a group. Beneficial ownership includes shared voting or dispositive power and options that are currently exercisable or exercisable within 60 days. All of the shares shown in the following table are owned both of record and beneficially except as indicated in the notes to the table.

Name, Address of Beneficial Owner, and Relationship with Company (2)	Common Stock		Number of Exercisable Options Within 60 Days	Amount and Nature of Beneficial Ownership (3)	Percent of Class
Kijun Ahn, Director	141,666	(4)	19,800	161,466	1.13%
Daniel Cho, Director	98,000	(5)	13,860	111,860	**
Haeyoung Cho, Director	249,024	(6)	10,613	259,637	1.82%
Janice Chung, Director	10,025	(7)	13,860	23,885	**
Sang Young Lee, Chairman of the Board	2,032,307	(8)	9,900	2,042,207	14.34%
Hong Kyun “Daniel” Park, Director	24,200		13,860	38,060	**
Don Rhee, Director	751,029	(9)	9,900	760,929	5.34%
Henry Kim, President, Chief Executive Officer and Director	275,697	(10)	63,860	339,557	2.38%
Timothy Chang, Senior Executive Vice President and Chief Financial Officer	74,725	(11)	—	74,725	**
David W. Kim, Senior Executive Vice President and Chief Banking Officer	5,000	(12)	16,000	21,000	**
Andrew Chung, Senior Executive Vice President and Chief Risk Officer	6,000	(13)	20,000	26,000	**
Brian Bang, Executive Vice President and Chief Credit Officer	34,856	(14)	—	34,856	**
All directors and executive officers combined (As a group of 12)	3,702,529		191,653	3,894,182	27.00%

BlackRock, Inc.	819,182	(15)	—	819,182	5.76%

**    Represents less than 1% of outstanding.
(1)As used throughout, the term “executive officers” means the President and Chief Executive Officer, the Senior Executive Vice President and Chief Financial Officer, the Senior Executive Vice President and Chief Banking Officer, the Senior Executive Vice President and Chief Risk Officer, and the Executive Vice President and Chief Credit Officer. The Chairman of the Board and our other officers are not treated as executive officers.
(2)Unless otherwise indicated, the address for all persons listed is c/o PCB Bank, 3701 Wilshire Boulevard, Suite 900, Los Angeles, California 90010.
(3)The table includes all shares beneficially owned on March 31, 2026, whether directly or indirectly, individually or together with associates, jointly or as community property with a spouse, unvested restricted stock awards (“RSAs”), which he or she has voting power, as well as any shares, including through the exercise of stock options, as to which beneficial ownership may be acquired within 60 days of March 31, 2026. The options are described in more detail in “Executive Compensation,” below.
(4)Includes 16,129 shares held by his children.
(5)Includes 98,000 shares held jointly by him and his spouse.
(6)Includes 225,461 shares held by her trust and 23,563 shares held by her IRA.
(7)Includes 1,284 shares held by her IRA.
(8)Includes 1,601,551 shares held by his family trust and 416,016 shares held by Lee’s Gold and Diamond Import, Inc.
(9)Includes 433,564 shares held by his family trust and 317,465 shares held by Rhee Family Venture LLC.
(10)Includes 59,992 shares held jointly by him and his spouse, 22,785 shares held by his IRA, 24,713 shares held by his spouse's IRA, and 10,000 shares of unvested RSAs.
(11)Includes 28,324 shared held jointly by him and his spouse and 3,000 shares of unvested RSAs.
(12)Includes 3,000 shares of unvested RSAs.
(13)Includes 3,000 shares of unvested RSAs.
(14)Includes 2,625 shares of unvested RSAs.
(15)Based on an amended Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 29, 2024 indicating that as of December 31, 2023, BlackRock had sole dispositive power over 819,182 shares and sole voting power over 804,608 shares. BlackRock's address is 55 East 52nd Street, New York, NY 10055

2026 Proxy Statement	16

EXECUTIVE COMPENSATION
Executive Officers
Our executive officers are:

Name	Position
Henry Kim	President and Chief Executive Officer
Timothy Chang	Senior Executive Vice President and Chief Financial Officer
David W. Kim	Senior Executive Vice President and Chief Banking Officer
Andrew Chung	Senior Executive Vice President and Chief Risk Officer
Brian Bang	Executive Vice President and Chief Credit Officer

The business experience of each of the executives who are not directors of the Company is set forth below.

Timothy Chang
Mr. Chang has served as Chief Financial Officer of the Company and the Bank since joining the organization in 2010. In this role, Mr. Chang oversees all aspects of financial reporting including strategic planning, asset/liability management, taxation and regulatory filings. Mr. Chang has over 25 years of commercial banking experience. Prior to joining the Bank, Mr. Chang served as the Executive Vice President and Chief Financial Officer of Mirae Bank, the Senior Vice President and Chief Planning Officer of Hanmi Bank, and the Senior Vice President, Chief Financial Officer and Treasurer of Nara Bank. Mr. Chang is a Certified Public Accountant (inactive) and earned his Bachelor of Arts degree in Economics from the University of California, Los Angeles.
Senior Executive Vice President and Chief Financial Officer
Age: 57

David W. Kim
Mr. Kim has served as Chief Banking Officer of the Bank since joining the Bank in January 2022. He is responsible for oversight of the Bank’s retail branch network and certain lending units. Prior to joining the Bank, Mr. Kim served as Executive Vice President and Regional President of Bank of Hope’s Midwest Region from 2019 to 2021. Prior to that, Mr. Kim held position of General Counsel and, subsequently, Chief Retail Banking Officer since joining Bank of Hope (BBCN Bank) in 2014. Earlier in his career, Mr. Kim held various senior executive positions at United Central Bank, CBB, Hanmi Bank, including positions as Chief Operating Officer, Chief Credit Officer, Chief Administrative Officer and General Counsel. Mr. Kim began his banking career with Chase Bank in New York and the International Monetary Fund in Washington, D.C. Mr. Kim earned his Bachelor of Science degree in Economics and Public Policy from Indiana University and his Juris Doctor from George Washington University Law School.
Senior Executive Vice President and Chief Banking Officer
Age: 60

2026 Proxy Statement	17

EXECUTIVE COMPENSATION

Andrew Chung
Mr. Chung has served as Chief Risk Officer of the Bank since joining the Bank in April 2018. Mr. Chung also serves as Corporate Secretary of both the Company and the Bank. He has over 29 years of experience in the banking and financial services industry. From November 2013 to April 2018, Mr. Chung served as Chief Financial Officer of Uniti Financial Corporation and Uniti Bank. Prior to that, he was Controller of Wilshire Bank. He previously served as Chief Financial Officer of the Bank. Mr. Chung is a Certified Public Accountant (inactive). He holds an M.B.A. from the Marshall School of Business at the University of Southern California and a B.S. in Business Administration from California State University, Los Angeles. He also serves as a director of Strive Foundation, a nonprofit organization dedicated to supporting inner city youth in the Watts community of Los Angeles.
Senior Executive Vice President and Chief Risk Officer
Age: 63

Brian Bang
Mr. Bang has served as the Executive Vice President and Chief Credit Officer of the Bank since January 2022. Mr. Bang joined the Bank in 2005 and has held the Senior Vice President & Deputy Chief Credit Officer between 2014 and 2017 and Senior Vice President and Chief Credit Officer between 2018 and 2021. Prior to 2014, Mr. Bang served as Senior Loan Officer and Credit Administration Manager. Mr. Bang also held loan officer positions in other Korean-American banks in Southern California. Mr. Bang has extensive experience in community banking as a commercial, consumer, and SBA lender, and credit administration. Mr. Bang received his Bachelor of Arts degree in Business Administration from California State University, Fullerton. Mr. Bang also graduated from the Pacific Coast Banking School, in partnership with the Graduate School of Business at the University of Washington.
Executive Vice President and Chief Credit Officer
Age: 51

2026 Proxy Statement	18

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table sets forth information regarding the total compensation for the fiscal years ended December 31, 2025 and 2024 of our Chief Executive Officer and our two other most highly compensated executive officers, who we refer to as our “named executive officers.”

Name	Year	Base Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation (2)	Total
Henry Kim	2025	$500,000	$—	$—	$500,000	$72,180	$1,072,180
	2024	$500,000	$—	$—	$350,000	$71,725	$921,725
Timothy Chang	2025	$316,131	$100,000	$—	$—	$43,069	$459,200
	2024	$307,269	$96,000	$81,160	$—	$38,861	$523,290
David W. Kim	2025	$309,809	$65,000	$—	$—	$33,789	$408,598
	2024	$301,124	$56,000	$81,160	$—	$30,068	$468,352

(1)The amount represents the grant date fair value of the RSAs granted, calculated in accordance with FASB ASC Topic 718. Fair values of stock awards were valued at the closing price of the Company's common stock on the grant date of the awards.
(2)“All Other Compensation” for the named executive officers during the fiscal years ended December 31, 2025 and 2024 is summarized below.

Name	Year	Auto Allowance	Company 401(k) Match (i)	Dividends on Unvested RSAs	Cellphone Reimbursement	Other (ii)	Total
Henry Kim	2025	$21,264	$23,250	8,000	$1,200	$18,466	$72,180
	2024	$18,910	$22,875	$11,520	$1,100	$17,320	$71,725
Timothy Chang	2025	$19,701	$18,968	$3,200	$1,200	$—	$43,069
	2024	$18,765	$18,436	$360	$1,300	$—	$38,861
David W. Kim	2025	$12,000	$18,589	$3,200	$—	$—	$33,789
	2024	$12,000	$18,068	$—	$—	$—	$30,068

(i)Amount reflects the Company matching contribution under the 401(k) Plan.
(ii)Amount for Mr. Henry Kim reflects club dues.

2026 Proxy Statement	19

EXECUTIVE COMPENSATION

Narrative Discussion of Compensation
General
We compensate our named executive officers through a combination of base salary, annual bonuses, equity awards, and other benefits. Our Compensation Committee believes the executive compensation packages that we provide to our executives, including the named executive officers, should include both cash and equity compensation that reward performance as measured against established corporate goals. Each element of compensation is designed to achieve a specific purpose and to contribute to a total package that is competitive with similar packages provided by other institutions that compete for the services of individuals like our named executive officers.
Base Salary
The Compensation Committee reviews and approves base salaries of our named executive officers and sets the compensation of our Chief Executive Officer. Base salary is the fixed portion of cash compensation and is intended to reward the day-to-day aspects of an executive’s roles and responsibilities. Our executives’ annual salaries originally are set at the time they were first hired. The initial salaries were established by taking into account several factors including, but not limited to, the executive’s experience, responsibilities, management abilities and past job performance. The Compensation Committee also retains independent consultants as it deems appropriate to advise on executive and employee compensation matters. Salary levels are typically considered annually as part of our performance review process and upon a promotion or other change in job responsibility. Our President and Chief Executive Officer is the only executive officer who has an employment agreement with the Company. No other executive officers have employment agreements with the Company.
Short Term Cash Incentive
Short term cash incentives in the form of annual cash bonuses are approved by the Compensation Committee or the Board annually. Generally, the Compensation Committee or the Board review performance against pre-established financial and non-financial goals on an annual basis to determine the short-term cash incentive compensation of our executive officers. The annual short-term cash incentive payable to our President and Chief Executive Officer is provided for in his employment agreement and is equal to the lesser of 1.5% of pre-tax profit for that year or his then current base salary, plus discretionary bonuses to be determined by the Board, if any. There are no agreements controlling the participation of our other named executive officers in the annual cash bonus pool and bonuses are subject to the Board’s discretion.
Equity Awards
Equity awards, such as stock options and restricted stock, are the third key component of our executive officers’ total compensation. The Board believes that employee stock ownership is a significant incentive for our executive officers to build shareholders’ value, thereby aligning the interests of employees and shareholders. The Board also believes that equity-based compensation complements the short-term cash incentive compensation by forcing executives to recognize the impact their short-term decisions might have on long-term outcomes. This compensation approach limits an executive’s ability to reap short-term gains at the expense of the Company’s long-term success. This is also an important tool in retaining executive officers.

2026 Proxy Statement	20

EXECUTIVE COMPENSATION

Benefits
401(k) Plan. The 401(k) Plan is designed to provide retirement benefits to all eligible full-time and part-time employees (including those of our subsidiaries). The 401(k) Plan provides employees with the opportunity to save for retirement on a tax-favored basis. Named executive officers, all of whom were eligible, may elect to participate in the 401(k) Plan on the same basis as all other employees. Employees may defer between 1% and 100% of their compensation to the 401(k) Plan, up to the applicable Internal Revenue Service limit. We currently match, dollar for dollar, 75% of the first 8% of an employee’s contribution to the 401(k) Plan. Our match is contributed in the form of cash and is invested according to the employee’s current investment allocation.
Health and Welfare Benefits. Our named executive officers are eligible to participate in our standard health and welfare benefits program, which offers medical, dental, vision, life, accident, and disability coverage to all of our eligible employees. We do not provide the named executive officers with any health and welfare benefits that are not generally available to our other employees.
Perquisites. We pay monthly dues and assessments for club memberships for the CEO which he uses primarily to entertain current and prospective customers. Our named executive officers also receive an auto allowance. We do not provide any other perquisites to our other named executive officers.
Timing of Equity Award Grants
The Company generally issues equity awards to its executive officers on a limited and infrequent basis at regularly scheduled Board meetings, but not in accordance with any fixed schedule. The Compensation Committee and the Board do not take material non-public information into account when determining the timing of equity awards and do not time the disclosure of material non-public information in order to impact the value of executive compensation.
During 2025, no stock options or other equity awards were awarded to any named executive officers within four business days preceding or one business day after the filing of any report on Forms 10-K, 10-Q or 8-K that disclosed material nonpublic information.

2026 Proxy Statement	21

EXECUTIVE COMPENSATION

CEO Employment Agreement
Effective January 1, 2018, Mr. Henry Kim was appointed President and Chief Executive Officer, following his tenure as the Bank’s Chief Credit Officer and Chief Operating Officer for the preceding 14 years. In connection with his appointment, the Company and the Bank entered into an employment agreement with Mr. Kim, as subsequently amended, which is set to expire on December 31, 2026, unless terminated earlier. Under the agreement, Mr. Kim receives an annual base salary, reviewed at least annually by the Board of Directors or the Compensation Committee. Adjustments, based upon individual performance and the Bank’s financial results, are made at the sole discretion of the Board. For 2025, Mr. Kim’s annual base salary is $500,000. The agreement also provides for an annual incentive bonus equal to the lesser of 1.5% of pre-tax profit of the Company for that year or his then current base salary. Pursuant to the December 28, 2021 amendment, the Company granted Mr. Kim 25,000 shares of restricted stock on January 1, 2022, vesting in equal 20% increments over five years, beginning on the first anniversary of the grant date. In addition, Mr. Kim is eligible for discretionary bonuses as determined by the Board of Directors and is entitled to participate in any retirement, profit-sharing, salary deferral, or similar benefit plans made available to Bank employees. Mr. Kim also receives either a company car or an auto allowance.
Mr. Kim’s employment agreement provides that if he is terminated without “cause,” as defined in the employment agreement, the Company shall continue to provide Mr. Kim his base salary then in effect, upon terms and at such times as described in the employment agreement, as follows: (i) if at least six months are remaining in the term of the employment agreement, his salary shall continue for a period not to exceed one year; and (ii) if fewer than six months are remaining in the term of his employment agreement, his salary shall continue for six months. If Mr. Kim’s employment is terminated by the Company without cause, or by Mr. Kim for “good reason” while a “change of control” (as such terms are defined in the employment agreement) is pending, or within 12 months after a change of control is completed, then Mr. Kim will be entitled to receive an amount equal to his base salary as paid through the end of the term of the employment agreement. Mr. Kim’s receipt of a severance payment is conditioned upon his signing a release in favor the Company and the Bank and the amount of the payment is subject to reduction to the extent it and other benefits payable to Mr. Kim would exceed the dollar limit provided in Section 280G of the Internal Revenue Code, if applicable (generally, this dollar limit is equal to three times the five-year historical average of Mr. Kim’s annual compensation as reported on Form W-2).

2026 Proxy Statement	22

EXECUTIVE COMPENSATION

Equity Compensation Plans
The Company grants equity-based incentive awards through the 2023 Equity Based Compensation Plan (the “2023 Equity Plan”), which was approved by shareholders at the 2023 Annual Meeting. The 2023 Equity Plan replaces the 2013 Equity Based Compensation Plan (the “2013 Equity Plan”). As of the effective date of the 2023 Equity Plan, no further awards will be granted under the 2013 Equity Plan. However, previously outstanding equity awards granted under the 2013 Equity Plan remain subject to the terms of such plan.
The 2023 Equity Plan provides for grants of the stock options and shares of restricted stock to employees and directors. The 2023 Equity Plan is administered by the Compensation Committee. Grants of stock options may be either of incentive stock options or non-qualified options. The exercise price of all stock options may not be less than the fair market value of the Company’s common stock on the date of grant. The aggregate fair market value (determined at the date of grant) of the stock subject to all incentive stock options held by an optionee that vest in any single calendar year cannot exceed $100,000. Except in limited circumstances, neither the Board nor the Compensation Committee may reduce the exercise price of any option granted under the 2023 Equity Plan. The Compensation Committee may grant one or more restricted stock awards to plan participants, and at the time of grant shall determine the consideration to be paid, if any, and the period over which the restrictions shall lapse, however, the restrictions may not lapse with respect to any restricted stock award over a period of less than six months. Unless otherwise provided in the applicable award agreement, an employee receiving a restricted stock award shall be entitled to cash dividend and voting rights for all restricted shares issued even though still subject to forfeiture, provided that such rights shall terminate immediately as to any shares of restricted stock which cease to be eligible for vesting. Any award may include financial criteria or other performance measures that must be met in order for the award to vest and/or become exercisable. The Compensation Committee may provide for full or partial credit for the satisfaction of criteria before the end of the period of time specified or the attainment of the specified goal, in the event of the employee’s death, retirement or disability or under such circumstances as the Compensation Committee may determine.
The Compensation Committee has the authority to determine the effect of various events on awards granted under the 2023 Equity Plan. The Compensation Committee will determine the effect of the termination of employment on awards, depending on the nature of the termination, including changing the exercise period or the number of shares for which an award is vested or exercisable at the time of termination or thereafter. In the event of an extraordinary corporate transaction, such as a stock split or a stock dividend, the Compensation Committee may proportionately adjust the shares subject to the 2023 Equity Plan and outstanding awards as to the number or kind of shares to which they relate, the price payable upon the exercise of awards or the applicable performance standards or criteria. Upon the giving of notice of a change in control event, as defined in the 2023 Equity Plan, in which the Company is not the surviving Company, then all outstanding options become exercisable and all restricted stock award restrictions lapse, unless the Compensation Committee determines otherwise, in which event the Compensation Committee will make provision for continuation and, if required, assumption of the 2013 Equity Plan and outstanding awards or for the substitution of new awards therefor. The 2023 Equity Plan also provides for the issuance of substitute awards in the event the Company acquires another entity and the terms of the acquisition require issuance of substitute awards for existing equity compensation of the acquired Company.
The 2013 Equity Plan is similar to the 2023 Equity Plan in most respects.
During 2025, the Company granted 6,200 shares of restricted stock under the 2023 Equity Plan with the weighted-average closing market price of the Company’s common stock on the grant date of $21.91, which vest over three or four years.
As of March 31, 2026, there were a total of 359,680 stock options outstanding and 85,850 shares of unvested restricted stock outstanding under the 2023 Equity Plan and the 2013 Equity Plan, and 378,100 shares remained available for grant under the 2023 Equity Plan.

2026 Proxy Statement	23

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year End
The following table provides information for each of our named executive officers regarding outstanding awards held by the officers as of December 31, 2025. Market values are presented as of the end of 2025 (based on the assumed per share fair market value of our common stock of $21.65 on December 31, 2025).

		Option Awards					RSAs
			Number of Securities Underlying Unexercised Options (1)				Number of Shares of Unvested RSAs (2)	Market Value of Shares of Unvested RSAs
Name	Grant Date	Expiration Date	Exercisable	Unexercisable	Exercise Price	Intrinsic Value
Henry Kim	01/02/2018	01/02/2028	50,000	—	$14.75	$345,000
	10/25/2023	10/25/2033	13,860	7,140	$15.04	$138,810
	01/01/2022						10,000	$216,500
Timothy Chang	12/18/2024						3,000	$64,950
David W. Kim	01/03/2022	01/03/2032	12,000	8,000	$22.29	$—
	12/18/2024						3,000	$64,950

(1)All unexercisable options granted on October 25, 2023 vest in three equal annual installment on each anniversary.
(2)RSAs granted on December 18, 2024 will vest equally over four years.

2026 Proxy Statement	24

EXECUTIVE COMPENSATION

Pay Versus Performance Table
The following table provides information about the relationship between compensation actually paid to our Principal Executive Officer (“PEO”), Mr. Henry Kim, and other non-PEO Named Executive Officers (“NEOs”) and certain financial performance metrics of the Company using a methodology that has been prescribed by the SEC.

Fiscal Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Income
2025	$1,072,180	$1,088,478	$433,899	$440,475	$110.92	$37,453,000
2024	$921,725	$960,311	$495,821	$494,284	$113.73	$25,810,000
2023	$1,098,156	$1,170,270	$424,883	$427,490	$108.08	$30,705,000

(1)The names of non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are Timothy Chang and David W. Kim.
The following table presents amounts that were deducted from or added to Summary Compensation Table (“SCT”) total compensation to calculate Compensation Actually Paid (“CAP”) to our PEO and average CAP to our non-PEO NEOs. The fair value of stock option awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards.

	Fiscal Year
	2025	2024	2023
Reconciliation of PEO SCT Total to CAP
PEO SCT total	$1,072,180	$921,725	$1,098,156
Deduct: amounts reported under the “Restricted Stock Awards” column in the SCT	—	—	(66,156)
Add: year-end fair value of awards granted in the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year	—	—	109,578
Add: amount of change in fair value as of the end of the covered fiscal year (from the end of the prior fiscal year) of any awards granted in prior years that are outstanding and unvested as of the end of the covered fiscal year	15,832	45,129	24,613
Add: amount of change in fair value from the end of the prior fiscal year to the vesting date for awards granted in prior years that vest in the covered fiscal year.	466	(6,543)	4,079
PEO CAP	$1,088,478	$960,311	$1,170,270

Reconciliation of Non-PEO NEO Average SCT Total to Average CAP
Average SCT total	$433,899	$495,821	$424,883
Deduct: amounts reported under the “Restricted Stock Awards” column in the SCT	—	(81,160)	—
Add: year-end fair value of awards granted in the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year	—	80,960	—
Add: amount of change in fair value as of the end of the covered fiscal year (from the end of the prior fiscal year) of any awards granted in prior years that are outstanding and unvested as of the end of the covered fiscal year	3,455	(794)	2,085
Add: amount of change in fair value from the end of the prior fiscal year to the vesting date for awards granted in prior years that vest in the covered fiscal year.	3,121	(543)	522
Average Non-PEO NEO CAP	$440,475	$494,284	$427,490

2026 Proxy Statement	25

EXECUTIVE COMPENSATION

Narrative Discussion of Pay Versus Performance
PEO and Non-PEO NEO CAP and Total Shareholder’s Return (“TSR”)
The amount of PEO CAP and the average Non-PEO NEO CAP is generally aligned with the Company’s TSR over the periods presented in the table. The alignment of CAP with the Company’s TSR is because a significant portion of the PEO CAP is comprised of equity awards in 2024 and fair value changes of Non-PEO NEOs’ existing equity awards are closely related to the Company’s TSR. In 2024, restricted stock awards were granted for Non-PEO NEOs, but there were no equity awards granted to Non-PEO NEOs in 2025 and 2023.
PEO and Non-PEO NEO CAP and Net Income
The amount of PEO CAP and the average Non-PEO NEO CAP is generally aligned with the Company’s net income over the periods presented in the table, as the Company uses net income as a performance measure in the overall executive compensation program among other financial and non-financial measures. The Company’s annual short-term cash incentive payable to our PEO is provided for in his employment agreement and is equal to the lesser of 1.5% of pre-tax profit for that year or his then current base salary, plus discretionary bonuses to be determined by the Board, if any. The short-term cash incentives for Non-PEO NEOs’ are discretionary.
PEO and Non-PEO NEO CAP and SCT
Compensation amount of equity awards on SCT is based on the grant date value of equity awards granted during the fiscal year whereas CAP is based on the fair value of equity awards granted during the year valued at year end and the change in value of prior year’s awards, including awards granted in prior fiscal years. Thus, CAP reflects all outstanding equity awards while SCT is based on only the equity award issued in the same year.
The Company’s stock price increased in all of presented periods compared from the prior year-end, resulting in SCT and CAP being very comparable.

2026 Proxy Statement	26

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking our shareholders to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers. This proposal allows our shareholders the opportunity to approve our executive compensation program through the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in its definitive proxy statement pursuant to Item 402 of Regulation S-K, is hereby approved.”
As an advisory vote, this proposal is not binding upon the Board or the Company. The Compensation Committee, however, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for the named executive officers. The Board believes that the compensation of the Company’s named executive officers is appropriate and should be approved on an advisory basis by the Company’s shareholders.
The board of directors will continue to ask our shareholders to cast a non-binding, advisory vote on the compensation paid to our named executive officers every year until the next shareholder vote on the frequency of such advisory vote, which is currently expected to be held at the 2031 Annual Meeting of Shareholders.
Vote Required
The approval of a majority of the shares represented and voting at the Annual Meeting is required to approve the compensation of our named executive officers, provided that such majority also represents a majority of the shares needed for quorum. Abstentions and broker non-votes will therefore have no effect on this vote, unless there are a number of abstentions or broker non-votes such that the votes in favor represent less than a majority of the shares needed for a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

2026 Proxy Statement	27

PROPOSAL 3: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We are asking our shareholders to ratify the appointment of Crowe LLP (“Crowe”) as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Crowe served as our independent registered public accounting firm for the fiscal years ended December 31, 2025 and 2024. Crowe advised the Company that Crowe has no direct or indirect financial interest in either the Company or the Bank.
It is anticipated that a representative of Crowe will be present at the Annual Meeting and will be available to answer appropriate questions.
Report of the Audit Committee of the Board of Directors
The Audit Committee oversees relevant accounting, risk assessment, risk management and regulatory matters. It meets with the Bank’s and the Company’s internal auditors and the independent auditors to review the scope of their work as well as to review quarterly and annual consolidated financial statements and regulatory and public disclosures with the officers in charge of financial reporting, control and disclosure functions. After reviewing the independent auditor’s qualifications, partner rotation and independence, the Audit Committee also makes an annual decision regarding selection of the independent auditors. In addition, the Audit Committee reviews reports of examination conducted by regulatory agencies and follows up with management concerning recommendations and required corrective action.
The Audit Committee reports regularly to the Boards of the Bank and the Company and has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants as it deems appropriate and necessary to perform its duties.
In performing its functions, the Audit Committee acts in an oversight capacity and necessarily relies on the work and assurances of management, which has the primary responsibility for consolidated financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual consolidated financial statements to generally accepted accounting principles.
In connection with the December 31, 2025 consolidated financial statements of the Company, the Audit Committee: (i) reviewed and discussed the audited consolidated financial statements with management and the independent auditors; (ii) discussed the matters required to be discussed with the independent registered public accounting firm by applicable Public Company Accounting Oversight Board (United States) (“PCAOB”) rules regarding “Communication with Audit Committees” and the applicable rules of the SEC and (iii) received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Based on these reviews and discussions, the Audit Committee recommended to the Company’s Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K.
Respectfully Submitted,
Hong Kyun “Daniel” Park (Chairperson)
Daniel Cho
Janice Chung
Sang Young Lee

2026 Proxy Statement	28

PROPOSAL 3: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Auditor Fees
The following table sets forth information regarding the aggregate fees incurred for professional services rendered by Crowe for the fiscal years ended December 31, 2025 and 2024:

	Fiscal Year
	2025	2024
Audit Fees (1)	$787,950	$721,724
Tax Fees (2)	90,814	75,907
Total	$878,764	$797,631

(1)Includes fees incurred for the audit of our annual consolidated financial statements.
(2)Includes fees incurred for professional services rendered for tax compliance, tax advice, and preparation of corporation income tax return.
For the fiscal year ended December 31, 2025, the Board considered and deemed the services provided by Crowe compatible with maintaining the principal accountant’s independence. The Audit Committee approved all services described above in the discussion of fees paid to Crowe.
Preapproval of Services By Independent Auditor
The Audit Committee will consider annually and, if appropriate, approve audit services by its independent auditor. In addition, the Audit Committee will consider and, if appropriate, preapprove certain defined audit and non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements. The services rendered by Crowe during the fiscal year ended December 31, 2025 were audit services and preparation of corporation income tax return. All services performed by Crowe for the 2025 audit engagement were pre-approved by the Audit Committee, in accordance with the Committee’s procedures.
Vote Required
The approval of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Crowe, provided that such majority also represents a majority of the shares needed for quorum. Abstentions and broker non-votes will therefore have no effect on this vote, unless there are a number of abstentions or broker non-votes such that the votes in favor represent less than a majority of the shares needed for a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026

2026 Proxy Statement	29

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS
In accordance with the Audit Committee Charter, the Audit Committee is responsible for reviewing and acting upon all related party transactions required to be disclosed by Item 404 of Regulation S-K for potential conflicts of interest. Additionally, the Company’s Code of Ethical Conduct provides rules that restrict transactions with affiliated persons.
In determining whether to approve a related party transaction, the Audit Committee will consider, among other things, the following:
•Whether the terms of the transaction are fair to the Company;
•Whether the transaction is material to the Company;
•The importance of the related person to the transaction;
•The role the related person has played in arranging the transaction;
•The structure of the transaction; and,
•The interests of all related persons in the transaction.
The Company will only enter into a related party transaction if the Audit Committee determines that any interested director has abstained from voting on the matter and that the transaction is beneficial to the Company, and the terms of the transaction are fair to the Company.
The Bank has had and expects in the future to have banking transactions in the ordinary course of its business with many of the Company’s and the Bank’s directors and officers and their associates, including transactions with corporations of which such persons are directors, officers or controlling shareholders, on substantially the same terms (including interest rates and collateral) as those prevailing for comparable transactions with others. Management believes that in 2025 such transactions, comprising loans did not involve more than the normal risk of collectability or present other unfavorable features. Loans to executive officers of the Bank are subject to limitations as to amount and purposes prescribed in part by the Federal Reserve Act, as amended, the regulations of the Federal Deposit Insurance Corporation and the California Financial Code. As of December 31, 2025, the Company had no such loans outstanding.
Other than ordinary banking transactions described in the preceding paragraph, the Company did not have any transactions in 2025 which exceed the lesser of $120,000, or 1% of the Company’s assets, with its directors or executive officers or any shareholder owning of record or beneficially 5% or more of our common stock, or their affiliates.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, certain of its officers, and persons who beneficially own more than 10 percent of the Company’s common stock, to report to the SEC their initial ownership of the Company’s equity securities and any subsequent changes in that ownership. Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this report any late filings or known failures to file.
To the Company’s knowledge, based solely on our review of such reports filed with the SEC and written representations that no other reports were required during the fiscal year ended December 31, 2025, all Section 16(a) filing requirements applicable to the Company’s officers and directors during 2025 were met, except that Mr. Henry Kim did not file a timely Form 4 with respect to one transaction on March 28, 2025.

2026 Proxy Statement	30

OTHER MATTERS
If any other matters come before the Annual Meeting, not referred to in the enclosed proxy, including matters incident to the conduct of the meeting, the proxy holders will vote the shares represented by the proxies in accordance with their best judgment. Management is not aware of any other business to come before the Annual Meeting, and as of the date of the preparation of this proxy statement, no shareholder has submitted to management any proposal to be acted upon at the meeting.
Shareholder Nominations and Proposals
Shareholder Nominations
If a shareholder intends to formally nominate someone for election to the Board, they must follow the procedures set forth in Section 2.14 of our bylaws. That section provides that nominations for election to the Board may be made by a shareholder of the Company’s stock entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of the Company, must be made in writing and shall be delivered or mailed to the president of the Company not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the president of the Company not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known by the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of common stock of the corporation that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of common stock of the corporation owned by the notifying shareholder. Nominations not made in accordance with Section 2.14 of our bylaws shall, in the chairman’s discretion, be disregarded by the chairman of the meeting, and upon his instructions, the inspectors of election shall disregard all votes cast for each such nominee.
In addition to satisfying the foregoing requirements under our bylaws, for the 2027 Annual Meeting of Shareholders, to comply with the SEC’s “universal proxy” rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for inclusion in a universal proxy card pursuant to SEC Rule 14a-19 must provide notice to the Company at its corporate office not later than February 8, 2027. Such notice must include the additional information required by SEC Rule 14a-19 and the bylaws.
Shareholder Proposals
If a shareholder intends to present any proposal (other than a nomination for director) for consideration at the 2027 Annual Meeting of Shareholders and wishes for that proposal to be included in the Company’s proxy materials, the proposal must be received by the Company at its corporate office not later than December 10, 2026, if such meeting is within 30 days of May 25, 2027.
Shareholder Communication
Any shareholder may communicate directly to members of the Board, or to any individual member of the Board, by sending correspondence or communication addressed to the particular member or members in care of PCB Bancorp, Attn: Corporate Secretary, 3701 Wilshire Boulevard, Suite 900, Los Angeles, California 90010.
Annual Report on Form 10-K
The Company’s Annual Report for 2025 on Form 10-K, which is required to be filed with the SEC, is available to any shareholder without charge. The report may be obtained by written request to Corporate Secretary, PCB Bancorp, 3701 Wilshire Boulevard, Suite 900, Los Angeles, California 90010. It is also available on the Company’s website at www.mypcbbank.com, by clicking “About Us,” then “Investor Relations,” then “SEC Filings” and then “Annual Reports.” The Company’s Annual Report on Form 10-K also serves as the Bank’s annual disclosure statement under part 350 of FDIC rules.

PCB Bancorp
By Order of the Board of Directors

/s/ Henry Kim
Henry Kim President and Chief Executive Officer

Los Angeles, California
April 9, 2026

2026 Proxy Statement	31

PCB BANCORP VOTE

## Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

**Votes submitted electronically must be received by 12:00 A.M., (Pacific Time), on Wednesday, May 27, 2026.**

**Online**
Go to **www.investorvote.com/PCB** or scan the QR code — login details are located in the shaded bar below.

**Phone**
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

**Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/PCB**

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

## 2026 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

### A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and Proposals 2 and 3.

1. Election of Directors:

| Nominee | For | Withhold | Nominee | For | Withhold | Nominee | For | Withhold |
|---|---|---|---|---|---|---|---|---|
| 01 - Kijun Ahn | ☐ | ☐ | 02 - Daniel Cho | ☐ | ☐ | 03 - Haeyoung Cho | ☐ | ☐ |
| 04 - Janice Chung | ☐ | ☐ | 05 - Sang Young Lee | ☐ | ☐ | 06 - Hong Kyun "Daniel" Park | ☐ | ☐ |
| 07 - Don Rhee | ☐ | ☐ | 08 - Henry Kim | ☐ | ☐ | | | |

### B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

8 2 D V

0499VB

# 2026 Annual Meeting Admission Ticket

**2026 Annual Meeting of PCB Bancorp Shareholders**

**May 27, 2026, 11:00 A.M., Pacific Time**
**PCB Bank Headquarter**
**3701 Wilshire Boulevard, Suite 900**
**Los Angeles CA 90010**

**Small steps make an impact.**

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/PCB

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

## PCB Bancorp

# Notice of 2026 Annual Meeting of Shareholders

## Proxy Solicited by Board of Directors for Annual Meeting — Wednesday, May 27, 2026

The undersigned shareholder acknowledges receipt of the Notice of Annual Meeting of Shareholders of PCB Bancorp (the "Company") and the accompanying Proxy Statement - dated April 9, 2026, and revoking any proxy heretofore given, hereby appoints Haeyoung Cho, Henry Kim, and Sang Young Lee, or any one of them, with full power to act alone, my true and lawful attorney(s), agent(s) and proxy, with full power of substitution, for me and in my name, place and stead to vote and act with respect to all shares of common stock of PCB Bancorp which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on May 27, 2026, at 11:00 A.M., (Pacific Time), in the board room on the ninth floor of the main office building of PCB Bank at 3701 Wilshire Boulevard, Suite 900, Los Angeles, California, and at any and all adjournment or adjournments thereof, with all the powers that the undersigned would possess if personally present, as stated on the reverse side. Execution of this proxy confers authority to vote "FOR" each proposal listed unless the shareholder directs otherwise. If any other business is presented at said meeting, this proxy shall be voted in accordance with the recommendations of the Board of Directors.

**Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and proposals 2 and 3.**

**In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.**

(Items to be voted appear on reverse side)

**C Non-Voting Items**

**Change of Address** — Please print new address below.

**Comments** — Please print your comments below.

**Meeting Attendance**
Mark box to the right if you plan to attend the Annual Meeting. ☐